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                              Letterhead of KPMG LLP

PRIVATE AND CONFIDENTIAL
Urban Juice & Soda Co. Ltd.
1156 Francis Street
Vancouver, B.C. V5L 1Y9

September 9, 1999

We have acted as accountants and U.S. tax advisers to Urban Juice & Soda Co. Ltd. in connection with its continuance from British Columbia to Wyoming. As accountants and U.S. tax advisers to Urban Juice & Soda Co. Ltd., we have prepared the description of the U.S. federal income tax consequences of the continuation set forth in the Form S-4 Registration Statement under the heading "United States Federal Income Tax Consequences".

We hereby consent to the use of our name under the caption "United States Federal Income Tax Consequences" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

In rendering this opinion, we have relied upon statements, descriptions and representations set forth in the Registration Statement and have assumed that no actions have been (or will be taken) which are inconsistent with such statements, descriptions and representations.

In rendering this opinion, we are relying on the relevant provisions of the Internal Revenue Code of 1986, as amended, the regulations thereunder, and judicial and administrative interpretations thereof, which are subject to change or modification by subsequent legislation, regulatory, administrative or judicial decisions. Any such changes could have an effect on our opinion. We have also considered any proposed legislation that has been approved by either the U.S. House of Representatives or the U.S. Senate as of the date of this opinion but not yet enacted into law.

The opinion contained herein is not binding on the Internal Revenue Service, any other tax authority or any court.

Based on the foregoing, it is our opinion that the following U.S. federal income tax consequences should result from the continuation:

1. The continuation will qualify as a reorganization under section 368(a) of the Internal Revenue Code.

2. No gain or loss will be recognized by Urban Juice & Soda Co. Ltd. as a result of the continuation.

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3.   No gain or loss will be recognized by the shareholders of Urban Juice &
     Soda Co. Ltd. as a result of the continuation.

4. The adjusted tax basis of a shareholder's shares in Urban Juice & Soda Co. Ltd. after the continuation will be the same as the tax basis in that shareholder's shares before the continuation.

5. The holding period of a shareholder's shares in Urban Juice & Soda Co. Ltd. after the continuation will include the holding period in that shareholder's shares before the continuation.

6. The provisions of sections 367, 1248, and 1291 of the Internal Revenue Code, which tax U.S. shareholders on certain reorganizations of non-U.S. corporations that are otherwise tax-free, will not apply to the continuation.

This opinion is expressed as of the date hereof and we are under no obligation to supplement or revise our opinion to reflect any changes in applicable law or in any information, document, representation, assumption or other matter as set forth in the Registration Statement that becomes untrue or incorrect.


Yours very truly


/s/ KPMG LLP